SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   )
                                            ---

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12.


                             TRANS-LUX CORPORATION
_______________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

_______________________________________________________________________________
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
        ___________________________________________________________________
     (2)  Aggregate number of securities to which transaction  applies:
        ___________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ___________________________________________________________________
     (4)  Proposed maximum aggregate value of transaction:
        ___________________________________________________________________
     (5)  Total fee paid:
        ___________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
        ___________________________________________________________________
     (2)  Form, Schedule or Registration Statement No.:
        ___________________________________________________________________
     (3)  Filing Party:
        ___________________________________________________________________
     (4)  Date Filed:
        ___________________________________________________________________

                             TRANS-LUX CORPORATION
                                26 Pearl Street
                          Norwalk, Connecticut  06850


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 11, 2009


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TRANS-LUX CORPORATION will be held at Norwalk Community College, Room 230, 188 Richards Avenue, Norwalk, Connecticut, on Friday, December 11, 2009 at 10:00 A.M. local time for the following purposes:

    1. To consider and act upon a proposal to amend the Corporation's Certificate of Incorporation to provide for the automatic conversion of each share of Class B Stock into 1.3 shares of Common Stock as provided in a Settlement Agreement approved by the United States District Court for the Southern District of New York;

    2a. To elect one director to serve for a term of three years until her successor shall be elected and shall have qualified;

    2b. If Proposal No. 1 to amend the Corporation's Certificate of
        Incorporation is approved, to elect one director to serve for a term of two years and elect two directors to serve for a term of three years; in each case until their successors shall be elected and shall have qualified;

    3. To consider and act upon a proposal to amend the 1989 Non-Employee Director Stock Option Plan to extend the Plan to 2019;

    4. To consider and act upon a proposal to ratify the retention of UHY LLP as the Corporation's independent registered public accounting firm for the ensuing year; and

    5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The close of business on October 23, 2009 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting.

                                        By Order of the Board of Directors,


                                               Angela D. Toppi
                                             Corporate Secretary

Dated:  Norwalk, Connecticut
        October 23, 2009

-------------------------------------------------------------------------------
Please mark, date, sign and return promptly the enclosed proxy so that your shares may be represented at the Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.
-------------------------------------------------------------------------------

                                PROXY STATEMENT

                                       of

                             TRANS-LUX CORPORATION

                     for the Annual Meeting of Shareholders
                        To Be Held on December 11, 2009
                        -------------------------------


This statement is furnished in connection with the solicitation by the Board of Directors of TRANS-LUX CORPORATION (hereinafter called the "Corporation") of proxies in the accompanying form to be used at the Annual Meeting of the Stockholders of the Corporation to be held on Friday, December 11, 2009, and at any adjournment thereof, for the purposes set forth in the accompanying notice of the Meeting. It is intended that this Statement and the proxies solicited hereby be mailed to stockholders no later than November 6, 2009. A stockholder who shall sign and return a proxy in the form enclosed with this statement has the power to revoke it at any time before it is exercised by giving written notice of revocation or a proxy of later date and returning it to the Corporation, Attention: Corporate Secretary, or by voting in person at the Meeting. Proxies properly executed and received in time for the Meeting will be voted.

The close of business on October 23, 2009 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting. There were outstanding as of the close of business on October 23, 2009 and entitled to notice of and to vote at the Meeting 2,020,090 shares of Common Stock and 286,814 shares of Class B Stock. Each outstanding share of Common Stock is entitled to one vote on all matters voted on at the Meeting and each outstanding share of Class B Stock is entitled to ten votes on all matters voted on at the Meeting. The holders of Common Stock and Class B Stock vote together on all the proposals, except they will vote as separate classes on Proposal No. 1, the amendment to the Corporation's Certificate of Incorporation.

Unless otherwise specified, the proxies in the accompanying form will be voted in favor of all of the proposals set forth in the Notice of Annual Meeting subject to approval of Proposal No. 1 as to Proposal No. 2(b). In the discretion of the proxyholders, the proxies will also be voted for or against such other matters as may properly come before the Meeting. The Board of Directors is not aware that any other matters are to be presented for action at the Meeting.

          AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR
          THE AUTOMATIC CONVERSION OF EACH SHARE OF CLASS B STOCK INTO
             1.3 SHARES OF COMMON STOCK AS PROVIDED IN A SETTLEMENT
           AGREEMENT APPROVED BY THE UNITED STATES DISTRICT COURT FOR
                       THE SOUTHERN DISTRICT OF NEW YORK
                     Proposal No. 1 (Item 1 on Proxy Card)


The Board of Directors has unanimously approved and is submitting for stockholder approval an amendment to the Corporation's Restated Certificate of Incorporation as amended ("Certificate of Incorporation") to provide for the automatic conversion of each outstanding share of Class B Stock into 1.3 shares of Common Stock. As of September 30, 2009 the Corporation has authorized 5,000,000 shares of Common Stock and 1,000,000 shares of Class B Stock. As of such date there were 2,020,090 shares of Common Stock outstanding (excluding treasury shares) and 286,814 shares of Class B Stock outstanding. The Class B Stock is presently convertible into Common Stock on a share for share basis, has ten votes per share on all matters submitted to the stockholders and votes separately as a class on certain matters such as amendments to the Certificate of Incorporation, mergers, consolidations and certain other significant transactions for which stockholder approval is required under Delaware law. The Common Stock is entitled to cash dividends which are 11.1% higher than those declared on the Class B Stock if such dividends are declared. As such the Class B Stock is deemed a super voting stock. As a result, the holders of the Class B Stock have the practical ability to elect all of the Corporation's directors and to veto major transactions for which a stockholder vote is required under Delaware law, including mergers, consolidations and certain significant transactions.

Richard, Matthew and Thomas Brandt together hold 216,608 shares (75.5%) of Class B Stock (approximately 44.7% of all votes cast on stockholder matters, including Common Stock acquirable by stock options). Following stockholder approval of the Certificate of Amendment, the Class B stock will cease to exist and will not be able to vote as a class on changes to the Certificate of Incorporation. In addition, after approval of the Certificate of Amendment, the three Brandts will have 299,319 shares of Common Stock (approximately 12.5% of the total votes cast on stockholder matters) and will not by themselves or as a group be able to veto corporate transactions or decide the election of directors.

If the proposal is approved, we will file a Certificate of Amendment to the Certificate of Incorporation containing the wording in Exhibit A with the Secretary of State of Delaware which shall become effective upon filing and each share of Class B Stock shall be converted into 1.3 shares of Common Stock (e.g., a certificate for 100 shares of Class B Stock shall thereupon and thereafter be deemed to represent 130 shares of Common Stock).

WHY WE ARE SEEKING STOCKHOLDER APPROVAL

Pursuant to Delaware law, our Board must approve any amendment to the Certificate of Incorporation. Any such amendment presently requires the affirmative vote of a majority of the shares of Common Stock and a majority of the shares of Class B Stock, each voting separately as a class. In January 2009 a lawsuit (the "Action") was brought derivatively on behalf of the Corporation by Gabelli Funds, LLC in its capacity as investment manager to several registered investment companies which, at the time of filing the Action, in the aggregate, were owners of approximately 783,000 shares of the Common Stock in the Corporation. These shares represented approximately 38.76 percent of the outstanding Common Stock of the Corporation. Named as Defendants were the Corporation; Richard Brandt, a director of the Corporation at the time of the Asset Sale (defined herein) who, until he is required to resign this position as set forth herein, currently remains a director of the Corporation; Matthew Brandt and Thomas Brandt, officers and directors of the Corporation at the time of the Asset Sale, who subsequently resigned as officers of the Corporation as a result of the Asset Sale, and who subsequently resigned as directors of the Corporation as provided in the Settlement Agreement requiring this proposal; and Michael R. Mulcahy, an officer and director of the Corporation at the time of the Asset Sale who currently remains an officer and director of the Corporation. The defendants were at the time of the Asset Sale, and currently continue to be, owners of approximately 9.8 percent of the outstanding Common Stock of Corporation which, together with their weighted Class B shares, represents approximately 44.5 percent of the voting power of Corporation. This voting power will be significantly reduced by the automatic conversion of Class B shares into Common Stock as provided in the proposed amendment if approved by both classes of stockholders.

The complaint asserted eleven derivative claims against the individual defendants in their respective capacities as directors and officers/managers of Corporation on behalf of the nominal defendant Corporation. All of the claims are alleged to arise from the sale by Corporation of its Entertainment/Real Estate Division during 2008 (the "Asset Sale"). The derivative claims include breach of fiduciary duty as managers and as directors, aiding and abetting breach of fiduciary duty as managers and as directors, negligence as managers and directors, gross negligence as managers and directors, breach of contract as managers, aiding and abetting breach of contract as directors, and unjust enrichment against the defendants as managers. 1

Settlement discussions, which began before the defendants were required to respond to the complaint, were successful and resulted in the Settlement Agreement. If the defendants had to respond to the complaint, they would have denied all of the material allegations of the complaint, made motions to dismiss, and raised numerous substantive and procedural defenses as set forth in the summary below. As further indicated below, the plaintiff would have opposed such a motion, and attempted to prosecute the claims to verdict at trial.

Summary of the Claims of the Plaintiff and Defenses of the Defendants

    Plaintiff's Claims

    1. The Complaint alleged, among other things, that the claims listed above stem from the Defendants' role in a transaction involving the sale of the Corporation's Entertainment Division, which was comprised mostly of the Corporation's movie theater holdings throughout the country, to an "outside" entity, the Storyteller Theaters Corporation ("Storyteller") (the "Asset Sale").

    2. The Complaint alleges in addition that as a result of the Asset Sale: the Corporation did not obtain full and fair value for the sale of Entertainment Division, the Corporation's future ability to achieve reasonable growth was adversely affected, and the individual Defendants benefited at the expense of the Corporation. For example, Thomas and Matthew Brandt received employment agreements from Storyteller and an equity stake in the Entertainment Division assets purchased by Storyteller as a result of the Asset Sale.

    3. The Complaint further alleged that in light of the Asset Sale, various Corporation public filings and press releases contained untrue and false statements and misstatements of material facts, and/or omissions of material facts, which were misleading.

    4. The Complaint also alleged that Plaintiff did not make a demand upon Defendants because such demand is excused as futile because, among other reasons, the Defendants were subject to a substantial likelihood of liability and the Defendants were subject to inherent conflicts of interest.

        Defendants' Responses

        1. The Corporation's Board of Directors retained an investment banking firm, Caymus Partners LLC ("Caymus Partners") as its financial advisor to render an opinion with respect to the fairness of the Asset Sale from a financial point of view to the Corporation's public stockholders. After a full review of the sale process and the complete details of the final transaction, Caymus Partners concluded that the Asset Sale was fair to the public stockholders from a financial point of view.


-----------------------------
1 The remaining claims (which included individual claims against defendants for unjust enrichment, fraud, and violations of Rule 10b-5 of the Securities Exchange Act of 1934) were individual claims. The Settlement Agreement described below provides for the dismissal of these claims with prejudice. However, the dismissal of only the stockholder derivative claims required Court approval.

        2. Three of the four individual defendants - Richard, Matthew and Thomas Brandt - abstained from voting when the Board of Directors of the Corporation approved the transaction. The Asset Sale was unanimously approved by six directors, five of whom are outside directors (i.e., directors who were not officers or employees of the Corporation).

        3. The Corporation's Certificate of Incorporation includes a provision pursuant to Delaware Law that completely insulates members of the Board of Directors from violations of the duty of care.

        4. The plaintiff did not have standing to assert derivative claims on behalf of the Corporation.

        5. The plaintiff failed to make proper demand on the Corporation's Board of Directors in advance of filing its complaint and failed to allege facts that would excuse its failure.

        6. Storyteller was an independent investor group with no management in place to run a theater chain such as they were buying from the Corporation. Accordingly, it was a condition of closing that top management from the Corporation's theater division sign employment agreements with Storyteller and that the Corporation through Richard Brandt provide consulting services for a period of time. The terms and conditions of the employment agreements signed by Thomas and Matthew Brandt are common in the industry and, in any event, were approved by the Caymus Partners review and fairness opinion.

        7. It is not correct that Richard Brandt received a consulting fee from Storyteller. Richard Brandt is a consultant to the Corporation through a company called Moving Images LLC and has been a consultant to the Corporation for many years. In connection with the Asset Sale, Corporation and Storyteller entered into an agreement whereby Richard Brandt was required to provide certain limited consulting services directly to Storyteller. Storyteller made payments directly to the Corporation to reimburse it for the time that Richard Brandt was devoting to Storyteller rather than to the Corporation. Richard Brandt did not receive any benefit from Storyteller in connection with the Asset Sale.

        8. Michael R. Mulcahy did not receive any benefit or other advantage in connection with the modification of his employment agreement with the Corporation effective January 2009. Rather, Michael R. Mulcahy's employment agreement was modified solely to comply with new requirements of Section 409A of the Internal Revenue Code and the agreement specifically stated in its preamble that it does not "increase any compensation or other benefits to [Michael Mulcahy] in order to comply with the 409A Requirements."

        9. The employment agreements of Thomas and Matthew Brandt with Storyteller provided for salaries that were essentially similar to the salaries that they were receiving at the Corporation. In many other respects, the employment agreements between Thomas and Matthew Brandt and Storyteller were less favorable to Thomas and Matthew Brandt than their agreements with Corporation, which were terminated as a result of the sale.

        10. The employment agreements of Thomas and Matthew Brandt with Storyteller provided them with equity in Storyteller that is commonly given to new management and was subject to numerous restrictions on sale that reduced its value.

        Both sides would have continued to contest these and other allegations and defenses, and would have vigorously litigated their respective positions summarized above.

THE TERMS OF SETTLEMENT AND COURT APPROVAL

The Settlement Agreement provides essentially as follows:

    (1) Thomas Brandt and Matthew Brandt agreed to and have resigned as directors of the Corporation;

    (2) The Parties are to join in an application to the Court to obtain approval of the Settlement Agreement;

    (3) Upon approval of the Settlement Agreement, (a) the Corporation shall as promptly as reasonably possible schedule a stockholder meeting at which an amendment to its Certificate of Incorporation can be presented under applicable law; (b) the Corporation shall prepare an amendment to the Corporation's Certificate of Incorporation (the "Certificate of Amendment") which shall provide that each share of the Corporation's Class B Stock shall be automatically converted to 1.3 shares of Common Stock upon approval of the Certificate of Amendment by the stockholders; (c) at the said stockholder meeting, the Corporation shall submit the Certificate of Amendment for approval by stockholders and (d) the Settling Parties 2 shall use their best efforts to cause the Certificate of Amendment to be approved by the Corporation stockholders.

    (4) Upon approval of the Settlement Agreement by the Court, the plaintiff shall prepare and deliver to counsel for the defendants a voluntary discontinuance of the Action with prejudice and without costs or attorney fees to either party (the "Discontinuance with Prejudice") as to both the derivative claims and the plaintiff's individual claims, which shall be held in escrow by the defendants' counsel until the Certificate of Amendment has been approved by the Corporation's stockholders and the GAMCO Nominees described in this proxy statement have been elected to the Corporation's Board of Directors, at which point the Discontinuance with Prejudice may be filed at any time without further notice.

    (5) Upon approval of the Certificate of Amendment, Richard Brandt shall resign as a director of the Corporation and of any subsidiary of the Corporation. He remains a consultant to the Corporation under the Corporation's contract with Moving Images LLC.

    (6) Upon approval of the Certificate of Amendment, and following the resignation of Richard Brandt, the Corporation's directors shall at the same stockholder meeting nominate three candidates proposed by the Gabelli Parties 3, which candidates are referred to as the "GAMCO Nominees." The Settling Parties will use their best efforts to have the GAMCO Nominees elected to the Corporation board.

    (7) The Agreement also provides for general releases by Gabelli Funds, LLC and the Gabelli Parties of the Corporation and the defendants, and for a release by the Corporation and the individual defendants of each other and of Gabelli Funds and the Gabelli Parties.

The settlement of the stockholder derivative claims was approved by the Court after a hearing on September 15, 2009 at which no objections were received from any of the Corporation's Common or Class B stockholders. The settlement, among other things, requires all the Settling Parties to recommend to the stockholders that they approve the amendment to the Certificate of Incorporation, to vote the shares of stock that they own or have a right to vote in favor of the amendment, to cause all proxies received by them to be voted in favor of the proposal and to use their best efforts to cause their respective directors, officers and agents not to make any statement inconsistent with approving the amendment. As of September 17, 2009 based on a 13D filing on such date by them, the Gabelli Parties had the right to vote an aggregate of 792,000 shares of Common Stock or
39.21 percent of the outstanding Common Stock. The Brandts, who have agreed to vote in favor of the proposal, hold 216,608 shares of Class B stock or 75.5 percent of outstanding Class B Stock, thus assuring the requisite vote of a majority of Class B stock outstanding will approve the proposal.

RECOMMENDATION

If this amendment is not approved by the stockholders, the settlement will be null and void and the Action will proceed at a substantial cost in management time, attorney fees and other costs to the Corporation, which is obligated to indemnify the individual defendants except as limited by Delaware law under certain conditions not applicable to the Action. The affirmative majority of the shares entitled to vote of both of the Common Stock and Class B Stock voting separately is required to approve the proposed amendment.


-----------------------------
2 The Settling Parties are defined in the Agreement as the plaintiff, Gabelli Funds, LLC, Richard Brandt, Matthew Brandt, Thomas Brandt and Michael R. Mulcahy, Trans-Lux Corporation (the "Corporation"), GAMCO Asset Management Inc., Gabelli Small Cap Growth Fund, Gabelli Global Multimedia Trust, Inc., Gabelli Dividend and Income Trust, and Gabelli Convertible Fund.

3 In the Agreement, the Gabelli Parties are defined as Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Small Cap Growth Fund, Gabelli Global Multimedia Trust, Inc., Gabelli Dividend and Income Trust, and Gabelli Convertible Fund.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO THE
               STOCKHOLDERS THAT THE CORPORATION'S CERTIFICATE OF
             INCORPORATION BE AMENDED TO PROVIDE FOR THE AUTOMATIC
          CONVERSION OF EACH SHARE OF CLASS B STOCK INTO 1.3 SHARES OF
          COMMON STOCK.  IT IS INTENDED THAT PROXIES SOLICITED HEREBY
            WILL BE VOTED "FOR" SUCH AMENDMENT TO THE CORPORATION'S
                         CERTIFICATE OF INCORPORATION.

                             ELECTION OF DIRECTORS
                    Proposal No. 2a (Item 2a on Proxy Card)


The Board of Directors of Trans-Lux Corporation is divided into three classes with the term of office of one of the three classes of directors expiring each year and with each class being elected for a three-year term. The Board of Directors currently consists of seven members. If elected at the Annual Meeting, the nominee listed below will serve until the Annual Meeting of Stockholders in 2012, or until her successor is duly elected and qualified. All other directors will continue as such for the term to which they were elected.

Management has no reason to believe that the nominee is not available or will not serve if elected, but if a nominee should not become available to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Proxies will be voted "FOR" the nominees unless the stockholder specifies otherwise.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
               OF THE NOMINEE STANDING FOR ELECTION LISTED BELOW.


                 Nominee Standing for Election

Name                  Age   Since   Expiration of Proposed Term
---------------------------------------------------------------
Angela D. Toppi......  53       -             2012
---------------------------------------------------------------


                Directors Whose Term Continues

Name                  Age   Since   Expiration of Current Term
---------------------------------------------------------------
Howard S. Modlin.....  78    1975             2011
Michael R. Mulcahy...  61    2002             2011
Jean Firstenberg.....  73    1989             2010
Gene Jankowski.......  75    1994             2010
Victor Liss..........  72    1988             2010
---------------------------------------------------------------


  Directors Whose Term Will Expire at the 2009 Annual Meeting

Name                  Age   Since   Expiration of Current Term
---------------------------------------------------------------
Richard Brandt (1)...  81    1954             2009
Howard M. Brenner ...  76    1997             2009
---------------------------------------------------------------

(1) In the event Proposal No. 1 is not approved, the Board reserves its right to elect Mr. Brandt to serve as a director until the 2010 Annual Meeting.

Set forth below is biographic information for the individuals nominated to serve as directors and each Director.


NOMINEE - Three-Year Term Expiring 2012

Angela D. Toppi. Ms. Toppi has been Executive Vice President, Treasurer, Secretary and Chief Financial Officer of Trans-Lux Corporation for the past five years.

CONTINUING DIRECTORS - Term Expiring 2011

Howard S. Modlin has served as a director since 1975 and is an attorney and President of the firm Weisman Celler Spett & Modlin, P.C.; and Chairman and Chief Executive Officer of General DataComm Industries, Inc.

Michael R. Mulcahy has served as a director since 2002 and is President and Chief Executive Officer of Trans-Lux Corporation. He was formerly Co-Chief Executive Officer of Trans-Lux Corporation.


CONTINUING DIRECTORS - Term Expiring 2010

Jean Firstenberg has served as a director since 1989, when she was elected an independent director. Ms. Firstenberg is President Emerita and a member of the Board of Trustees of the American Film Institute. She was President and Chief Executive Officer of the American Film Institute from 1980 to 2007. She is Chair of the Citizen's Stamp Advisory Committee; a member of the Board of Trustees of Women's Sports Foundation; and was formerly a Trustee of Boston University.

Gene Jankowski has served as a director since 1994, when he was elected an independent director. In May 2003 he was elected by the Board to serve as Chairman of the Board (a non-executive position) of Trans-Lux Corporation. Mr. Jankowski is Chairman of Jankowski Communications System, Inc.; Advisor Managing Director of Veronis Suhler & Associates Inc.; and Chairman Emeritus of the American Film Institute. He was formerly a Director of TV Azteca; formerly Co-Chairman of St. Vincent's College; formerly a Trustee of St. Vincent's Medical Center; and formerly President and Chairman of the CBS Broadcast Group.

Victor Liss has served as a director since 1988, and has been an independent director since January 2007. In 1991 he was elected by the Board to serve as Vice Chairman of the Board (a non-executive position) of Trans-Lux Corporation. Mr. Liss is a Director of Wellpoint, Inc.; a Trustee of Norwalk Hospital; a Director of BNC Financial Group; and Chairman of the Board of the Bank of Fairfield. He was formerly Chairman of the Board of Trustees of Norwalk Hospital; formerly Co-Chairman of the Advisory Board to University College of Sacred Heart University; and formerly Consultant, President and Chief Executive Officer of Trans-Lux Corporation.


DIRECTORS WHOSE TERM EXPIRE AT THE 2009 ANNUAL MEETING

Richard Brandt had served as a director since 1954. Mr. Brandt had been Chairman of the Board of Trans-Lux Corporation from 1974 to 2003. Mr. Brandt is a management consultant to Trans-Lux Corporation; Chairman of the Audit and Compensation Committees and a Director of Presidential Realty Corporation; and Chairman Emeritus and Trustee of the American Film Institute. He was formerly a Trustee of The College of Santa Fe.

Howard M. Brenner had served as a director since 1997. Mr. Brenner is Senior Advisor of MLGA Holding, Inc.; and a Director of Interep National Radio Sales, Inc. He was formerly Chairman and Chief Executive Officer of HCFP Brenner Securities LLC; formerly President of Brenner Securities; formerly Senior Vice President of Loewenbaum & Company Incorporated; formerly Vice Chairman of Southcoast Capital Corporation; formerly President of Drexel Burnham Lambert Incorporated; and formerly a member of the Board of Governors of the American Stock Exchange and District 10 Committee (NY) National Association of Securities Dealers Inc.

                             ELECTION OF DIRECTORS
                    Proposal No. 2b (Item 2b on Proxy Card)
                         If Proposal No. 1 is approved

As set forth in Proposal No. 1, if such Proposal is approved, the Board will cause the following persons to be nominated for election. Management has no reason to believe that the nominees are not available or will not serve if elected, but if a nominee should not become available to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Proxies will be voted "FOR" the nominees unless the stockholder specifies otherwise.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
              OF THE NOMINEES STANDING FOR ELECTION LISTED BELOW.


                Nominees Standing for Election

Name                  Age   Since   Expiration of Proposed Term
---------------------------------------------------------------
George W. Schiele....  78       -             2011
Glen J. Angiolillo...  56       -             2012
Salvatore J. Zizza...  63       -             2012
---------------------------------------------------------------


Set forth below is biographic information for the individuals nominated to serve as directors.

NOMINEE - Two-Year Term Expiring 2011

George W. Schiele. Mr. Schiele is currently President of George W. Schiele, Inc., a holding company; President and Trustee of LAL Family Partners LP; President and Trustee of 4003 Corporation; Director of Connecticut Innovations, Inc. and Chairman of its Investment Committee; and Director and Executive Board member of The Yankee Institute.


NOMINEES - Three-Year Term Expiring 2012

Glenn J. Angiolillo. Mr. Angiolillo is currently President of GJA Corp., a consulting and advisory firm specializing in wealth management, since 1998; Director of LICT Corp., formerly known as Lynch Interactive Corp.; Director of NYMagic, Inc.; and Director of Gaylord Entertainment Co. Previously, M Angiolillo was a partner and member of the Management Committee in the law firm of Cummings & Lockwood where he concentrated in the areas of corporate law, mergers and acquisitions and banking and finance.

Salvatore J. Zizza. Mr. Zizza is currently the Chairman of Zizza & Co. Ltd.; Chairman of Metropolitan Paper Recycling; Chairman of Bethlehem Advanced Materials; Director of Hollis-Eden Pharmaceuticals; and a Director of several of the Gabelli open and closed-end funds, including The Gabelli Equity Trust, The Gabelli Asset Fund, The Gabelli Growth Fund, The Gabelli Convertible and Income Securities Fund, The Gabelli Utility Trust Fund, The Gabelli Global Multimedia Trust, The Gabelli Equity Series Fund, The Gabelli Dividend and Income Trust, The Gabelli Gold Fund, The Gabelli International Growth Fund, The Gabelli Global Gold & Natural Resources Fund, and the GAMCO Westwood Funds. Previously, Mr. Zizza was a Director of Earl Scheib, Inc., from March 2004 until the company's acquisition in April 2009.

                             PROPOSED AMENDMENT TO
                  1989 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                     Proposal No. 3 (Item 3 on Proxy Card)


The 1989 Non-Employee Director Stock Option Plan (the "Plan") was established at the Board of Directors Meeting held June 20, 1989 and amended at the Board of Directors Meeting held December 9, 1999.

The Plan is intended to provide an incentive to attract and keep non-employee persons of requisite business experience to serve on the Board of Directors of the Corporation by offering them an opportunity to participate in the growth and development of the Corporation through stock ownership, and to thereby provide additional incentive or them to promote the success of the business.

The Plan is not qualified under Section 40l(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974.

Summary of the Plan

The basic provisions of the Plan are as follows:

1. Thirty thousand (30,000) shares of the Common Stock, $1.00 par value, are authorized for issuance under the Plan, which number of shares is subject to adjustment by reason of certain specified changes in the capitalization of the Corporation. Of such 30,000 shares, as of September 30, 2009, 11,000 options have been granted and are outstanding, 8,500 have been previously exercised and 10,500 options remain available for grant.

2. The Plan is administered by the Compensation Committee of the Board of Directors.

3. The granting of an option under the Plan is subject to the following terms and conditions:

The Corporation shall grant to each Non-Employee Director an option to purchase additional shares based on the following schedule of Years of Service which each such person has served as a member of the Board.

     Years of Service    No. of Options (Non-Cumulative)
     ----------------    -------------------------------
     Less than 5              500
     5th full year            500
     10th full year           500
     20th full year         1,000

The Corporation shall grant to each Non-Employee Director additional options to purchase additional shares in an amount equal to the number of options granted
(i) which expire, on the date of expiration of such option, and (ii) which were heretofore exercised or hereafter are exercised, on the later to occur of four
(4) years from the date of grant or the date of exercise of such exercised option.

4. The option prices must be at least 100% of the market value of the Common Stock on the date the option is granted. No option may be exercised prior to one year after date of grant and the optionee must be a director of the Company at time of exercise, except in certain cases as permitted by the Compensation Committee. Exercise periods are for six years from date of grant and terminate at a stipulated period of time after an optionee ceases to be a director.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
              APPROVAL OF THE PROPOSED AMENDMENT TO THE 1989 NON-
                      EMPLOYEE DIRECTOR STOCK OPTION PLAN

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                     Proposal No. 4 (Item 4 on Proxy Card)


Ratification of Appointment of Independent Registered Accounting Firm

UHY LLP ("UHY") has served as our independent registered public accounting firm since July 8, 2008, when the Audit Committee of the Corporation's Board of Directors approved their engagement to audit the Corporation's financial statements for the fiscal year ended December 31, 2008. The Audit Committee of the Board of Directors has appointed UHY as our independent registered public accounting firm for the year ending December 31, 2009. The proposal to appoint UHY as the independent registered public accounting firm will be approved if, at the Annual Meeting at which a quorum is present, the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

Representatives of UHY will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Audit Committee is not aware of any disagreements between management and UHY regarding accounting principles and their application or otherwise.

Change in Auditors: On July 9, 2008, the Corporation, based on the Audit Committee's recommendation and approval, dismissed Eisner LLP ("Eisner") as the Corporation's independent registered public accounting firm. The Audit Committee took this action after consultation with management to enable the Corporation to obtain audit and related services at a lower annual cost.

Eisner reported on the Corporation's financial statements for the years ended December 31, 2007 and 2006 and through the date of dismissal of Eisner. There were no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Eisner's satisfaction, would have caused them to make a reference to the subject matter in conjunction with their report on the Corporation's consolidated financial statements or such years; and there were no reportable events, as listed in Item 304 (a) (1) (v) of Regulation S-K.

During the years ended December 31, 2007 and 2006 and through the date of the Audit Committee's decision, the Corporation did not consult UHY with respect to the application of accounting principles to a specified transaction, either completed or proposed, or type of audit opinion that might be rendered on the Corporation's consolidated financial statements, or any other matter or reportable events listed in Item 304 (a) (2) (i) and (ii) of Regulation S-K.

Through and as of September 30, 2009, UHY and UHY Advisors, Inc. ("Advisors"), as separate legal entities, collectively provide attest, accounting, tax and business consulting services through an alternative practice structure which is necessitated by most State statutes that prohibit corporate ownership of firms that provide attest services. UHY is a licensed CPA firm and provides attest services only, whereas Advisors provides the other services. UHY leases auditing staff who are full time, permanent employees of Advisors. UHY has only a few full time employees; however, the Partners of UHY are also Managing Directors of Advisors. While few of the audit services performed were provided by permanent, full time employees of UHY, for the most part, the leased staff are CPA qualified and satisfy the continuing education and other professional requirements. UHY trains, manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination. During 2008, Advisors did not provide any services to the Corporation.

Audit Committee Pre-Approval of Independent Auditor Services: All audit services provided by UHY for 2008 were approved by the Audit Committee in advance of the work being performed.

Audit Fees: UHY audit fees were $258,000 in 2008. UHY audit fees include fees associated with the annual audit of the Corporation's financial statements and the reviews of the Corporation's second and third quarterly reports on Form 10-Q. Eisner audit fees were $52,000 in 2008 and $297,000 in 2007. Eisner audit fees in 2008 include fees associated with the reviews of the Corporation's annual report and the first quarterly report on Form 10-Q. Eisner audit fees in 2007 included fees associated with the annual audit of the Corporation's 2007 financial statements and the reviews of the Corporation's quarterly reports on Form 10-Q.

Audit-Related Fees: There were no audit-related services in 2008. $6,000 and $5,000 was paid to Eisner in 2008 and 2007, respectively, for assistance related to various financial reporting matters.

Tax Fees:  Neither UHY nor Eisner provided any tax services.

All Other Fees:  Neither UHY nor Eisner provided any non-audit services.

Vote Required: The ratification of the appointment by our Audit Committee of UHY as our independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative vote of a majority of the shares of Common Stock of the Corporation voting in person or by proxy on such ratification. Although stockholder approval of the appointment is not required by law and is not binding on the Audit Committee, the Committee will take the appointment under advisement if such appointment is not approved by the affirmative vote of a majority of the votes cast at the Meeting.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
              PROPOSAL TO RATIFY THE APPOINTMENT OF UHY LLP AS THE
                INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO
               AUDIT THE FINANCIAL STATEMENTS OF THE CORPORATION
                           FOR THE 2009 FISCAL YEAR.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                    OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of October 23, 2009 (or such other date specified) with respect to the beneficial ownership of the Corporation's
Class B Stock and Common Stock or shares acquirable within 60 days of such date by (i) each person known by the Corporation to own more than 5% of the Corporation's outstanding Class B Stock and/or Common Stock and who is deemed to be such beneficial owner of the Corporation's Class B Stock and Common Stock under Rule 13d-3(a)(ii); (ii) each person who is a director of the Corporation;
(iii) each named executive in the Summary Compensation Table; and (iv) all persons as a group who are executive officers and directors of the Corporation, and as to the percentage of outstanding shares held by them on that date.

<CAPTIONS>
                                                           Amount
                                                       Beneficially    Percent    Percent of
Name, Status and Mailing Address       Title of Class      Owned       of Class   All  Classes
----------------------------------------------------------------------------------------------
5% Stockholders:
----------------
Richard Brandt........................  Class B Stock     133,208 (1)   46.44%       5.77%
Chairman Emeritus of the Board           Common Stock      15,895 (1)       *           *
of Directors, Consultant and
beneficial owner of more than 5%
of the Corporation's Class B Stock
26 Pearl Street
Norwalk, CT  06850

Gabelli Funds, LLC....................   Common Stock     792,000 (2)   39.21%      34.33%
Beneficial owner of more than 5%
of the Corporation's Common Stock
One Corporate Center
Rye, NY  10580-1434

Matthew Brandt (3)....................  Class B Stock      41,700       14.54%       1.81%
Beneficial owner of more than 5%         Common Stock         480           *           *
of the Corporation's Class B Stock
4605 Lankershim Blvd
North Hollywood, CA  91602

Thomas Brandt (3).....................  Class B Stock      41,700       14.54%       1.81%
Beneficial owner of more than 5%         Common Stock       1,354           *           *
of the Corporation's Class B Stock
26 Pearl Street
Norwalk, CT  06850

Non-Employee Director Nominees:
-------------------------------
Glenn J. Angiolillo...................   Common Stock           0           *           *
George W. Schiele.....................   Common Stock           0           *           *
Salvatore J. Zizza (4)................   Common Stock           0           *           *

Non-Employee Directors:
-----------------------
Howard M. Brenner.....................   Common Stock       2,000 (5)       *           *
Jean Firstenberg......................   Common Stock       1,420 (5)       *           *
Gene Jankowski........................   Common Stock       4,000 (6)       *           *
Victor Liss...........................  Class B Stock       9,728        3.39%          *
                                         Common Stock      10,906 (6)       *           *
Howard S. Modlin......................  Class B Stock       8,751 (7)    3.05%          *
                                         Common Stock       1,000 (5)       *           *

Named Executive Officers:
-------------------------
Karl P. Hirschauer....................   Common Stock         629           *           *
Thomas F. Mahoney.....................   Common Stock       2,600 (8)       *           *
Al L. Miller..........................   Common Stock         611           *           *
Michael R. Mulcahy....................   Common Stock       8,303 (9)       *           *
Angela D. Toppi.......................   Common Stock       6,000 (9)       *           *
All directors and executive officers..  Class B Stock     151,687 (10)  52.89%       6.58%
as a group (14 persons)                  Common Stock      53,364 (10)   2.60%       2.28%

                                      -14-

*  Represents less than 1% of total number of outstanding shares.

(1) The amount includes 4,232 shares of Class B Stock owned by Mrs. Brandt and 12,500 shares of Common Stock acquirable upon exercise of stock options.

(2)  Based on Schedule 13D, Amendment No. 68 dated September 17, 2009 by Mario J.
     Gabelli, GGCP, Inc., Gabelli Funds, LLC, Gamco Investors, Inc. and GAMCO Asset
     Management Inc., which companies are parent holding companies and/or registered investment advisers.  All securities are held as agent for the account of various investment company fund accounts managed by such reporting person.  Except under certain conditions, Gabelli Funds, LLC has sole voting power and sole dispositive power over such shares.

(3)  Mr. M. Brandt and Mr. T. Brandt are Mr. R. Brandt's sons.

(4)  Mr. Zizza disclaims any interest in the share set forth in footnote 2 above.

(5)  The amount includes 1,000 shares of Common Stock acquirable upon exercise of stock options.

(6)  The amount includes 1,500 shares of Common Stock acquirable upon exercise of stock options.

(7)  The amount includes 5,939 shares of Class B Stock owned by Mr. Modlin's immediate family or held in trust for Mr. Modlin's immediate family.

(8)  The amount includes 2,500 shares of Common Stock acquirable upon exercise of stock options.

(9)  The amount includes 5,000 shares of Common Stock acquirable upon exercise of stock options.

(10) The amount includes 10,171 shares of Class B Stock set forth in footnotes 1 and 6 above and 30,000 shares of Common Stock which members of the group have the right to acquire by exercise of stock options (including director stock options).

           MEETINGS OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES


During 2008, the Board of Directors held seven meetings. All directors attended 75% or more of such meetings and of committees of which they were members. The Corporation does not have a formal policy regarding directors' attendance at annual stockholders meetings. Nevertheless, the Corporation strongly encourages and prefers that directors attend regular and special Board meetings as well as the annual meeting of stockholders in person, although attendance by teleconference is considered adequate. The Corporation recognizes that attendance of the Board members at all meetings may not be possible, and excuses absences for good cause.

Non-employee directors receive an annual fee of $2,800 and $800 for each meeting of the Board attended ($400 for telephonic meetings), while employee directors and Mr. Brandt receive an annual fee of $1,360 and $320 for each meeting of the Board attended ($160 for telephonic meetings). Mr. Jankowski receives an annual fee of $6,400 as Chairman of the Board and Mr. Liss receives an annual fee of $800 as Vice Chairman of the Board. Fees for members of the Board and committees are determined annually by the entire Board of Directors based on review of compensation paid by other similar size companies, the amounts currently paid by the Corporation, the overall policy for determining compensation paid to officers and employees of the Corporation and the general financial condition of the Corporation.


Corporate Governance Policies and Procedures

The Board of Directors has adopted a Code of Business Conduct and Ethics Guidelines that applies specifically to Board Members and Executive Officers. The Code is designed to promote compliance with applicable laws and regulations, to promote honest and ethical conduct, including full, fair, accurate and timely disclosure in reports and communications with the public. The Code is available for viewing on the Corporation's website at www.trans-lux.com. Any amendments to, or waivers from, the Code of Business Conduct and Ethics Guidelines will be posted on the website. In addition, the Board of Directors adopted a Whistle Blowing policy, which provides procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls and auditing matters, as well as the confidential, anonymous submission of concerns regarding questionable accounting or auditing practices.

The NYSE Amex Listing Standards require that a listed company's Board of Directors must consist of a majority of independent directors as defined in
Section 303A.01 of such NYSE Amex Listing Standards, unless the company is considered a controlled company. Section 303A of the NYSE Amex Listing Standards defines a controlled company as a company in which over 50% of the voting power is held by an individual or group. In accordance with the NYSE Amex Listing Standards, the Corporation is presently considered a controlled company, and therefore, exempt from the requirements of Section 303A. If all the Proposals are approved and the new directors assume office, the Corporation will have a majority of independent directors and will no longer be considered a controlled company.

Communication with the Board of Directors

Security holders are permitted to communicate with the members of the Board by forwarding written communications to the Corporation's Corporate Secretary at the Corporation's headquarters in Norwalk, Connecticut. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting.

Committees of the Board of Directors

The Board of Directors has appointed an Executive Committee, a Compensation Committee and an Audit Committee.

Executive Committee

The members of the Executive Committee of the Board of Directors are Messrs. Brandt, Jankowski, Liss, Modlin and Mulcahy. The Executive Committee is authorized to exercise the powers of the Board of Directors during the intervals between the meetings of the Board and is, from time to time, delegated certain authorizations by the Board in matters pertaining to the Corporation. The Executive Committee held zero meetings in 2008. Members of said Committee receive a fee of $320 for each meeting of the Committee they attend.

Compensation Committee

The members of the Compensation Committee of the Board of Directors are Messrs. Modlin, Brenner and Jankowski and Ms. Firstenberg. The Compensation Committee reviews compensation and other benefits. The Compensation Committee held three meetings in 2008. None of the members of the Compensation Committee during 2008 and continuing through 2009 is or has been an officer or employee of the Corporation. The Compensation Committee does not have a charter. There are no compensation committee interlock relationships with respect to the Corporation. Members of said Committee receive a fee of $320 for each meeting of the Committee they attend and the Chairman, Mr. Modlin, receives an annual fee of $1,600.

Audit Committee

The members of the Audit Committee of the Board of Directors are Ms. Firstenberg and Messrs. Brenner and Jankowski, and Mr. Modlin, ex officio. Each of the directors is considered "independent" as defined by the NYSE Amex Listing Standards. The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors. The Board of Directors has determined that director Gene Jankowski meets the definition of "audit committee financial expert" set forth in Item 407 of Regulation S-K, as promulgated by the SEC. The Audit Committee held four meetings in 2008. The responsibilities of the Audit Committee include the appointment of the auditors, review of the audit function and material aspects thereof with the Corporation's independent auditors, and compliance with Corporation policies and applicable laws and regulations. Members of said Committee receive a fee of $400 for each meeting of the Committee they attend and the Chairperson, Ms. Firstenberg, receives an annual fee of $2,400 and $100 for each quarterly telephonic meeting with the independent auditors.

Nominating or Similar Committee

The Board of Directors has not established a nominating or similar committee.
In accordance with the NYSE Amex Listing Standards, as previously discussed in the section entitled "Corporate Governance Policies and Procedures," the Corporation is presently considered a controlled company, and therefore, not presently required by such NYSE Amex Listing Standards to have a nominating committee recommend or cast votes for the nomination or election of directors. The Board of Directors does not have any specific, minimum qualifications that the Board believes must be met by a nominee for a position on the Board, or any specific qualities or skills that the Board believes are necessary for one or more of the directors to possess. The Board has consistently sought to nominate to the Board of Directors eminently qualified individuals whom the Board believes would provide substantial benefit and guidance to the Corporation. The Board believes that substantial judgment, diligence and care are required to identify and select qualified persons as directors and does not believe that it would be appropriate to place limitations on its own discretion. Currently, all directors participate in the consideration of director nominees.

Corporate Governance Committee

The Board of Directors has not established a corporate governance committee. The Board of Directors acts as the corporate governance committee.

Independence of Non-Employee Directors

A director is considered independent under NYSE Amex rules if the Board of Directors determines that the director does not have any direct or indirect material relationship with the Corporation. Mr. Mulcahy is an employee of the Corporation and Mr. Brandt is a consultant to the Corporation and, therefore, have been determined by the Board to fall outside the definition of "independent director." Messrs. Brenner, Jankowski, Liss and Modlin and Ms. Firstenberg are non-employee Directors of the Corporation. Mr. Modlin is not considered independent due to the legal services rendered by the law firm of which Mr. Modlin is the president. The Board of Directors has determined that Messrs. Brenner, Jankowski and Liss and Ms. Firstenberg are "independent directors" within the meaning of the rules of the NYSE Amex, since they had no relationship with the Corporation other than their status and payment as non-employee Directors, and as stockholders. The Board of Directors has determined that Messrs. Brenner and Jankowski and Ms. Firstenberg are independent under the SEC's audit committee independence standards. The three nominees proposed in Proposal No. 2(b), if elected, would be deemed independent directors.

Non-Employee Director Stock Option Plan

The Board of Directors has previously established a Non-Employee Director Stock Option Plan that is the subject of Proposal No. 3, which as amended, covers a maximum of 30,000 shares for grant. Options are for a period of six years from date of grant, are granted at fair market value on date of grant, may be exercised at any time after one year from date of grant while a director and are based on years of service, with a minimum of 500 stock options for each director, an additional 500 stock options based on five or more years of service, another 500 stock options based on 10 or more years of service and an additional 1,000 stock options based on 20 or more years of service. Additional stock options are granted upon the expiration or exercise of any such option, which is no earlier than four years after date of grant, in an amount equal to such exercised or expired options.

Director Compensation Table

<CAPTIONS>
                                 Director      Medical
                                  and/or      Insurance    Option
                               Trustee Fees   Premiums     Awards    Total
Name                    Year       ($)           ($)       ($)(1)     ($)
-----------------------------------------------------------------------------
Richard Brandt          2008       4,500       9,237           -    13,737
Howard M. Brenner       2008      13,800           -         837    14,637
Jean Firstenberg        2008      17,100           -           -    17,100
Gene Jankowski          2008      21,800           -           -    21,800
Victor Liss             2008      10,500       4,619       2,512    17,631
Howard S. Modlin        2008      15,800           -       1,675    17,475
Michael R. Mulcahy      2008       4,500           -           -     4,500
----------------------------------------------------------------------------

(1) The options were granted pursuant to the 1989 Non-Employee Director Stock Option Plan described above.

Audit Committee Report

The following is a report of the Audit Committee of the Board of Directors: The three members of the Audit Committee of the Board of Directors listed below are independent directors as defined by the NYSE Amex Listing Standards. The Board of Directors has adopted a written charter for the Audit Committee.

The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as the Corporation's independent registered public accounting firm. Management is responsible for the preparation of the Corporation's financial statements and the financial reporting process, including the system of internal controls. The independent registered public accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee's responsibility is to oversee these processes.

The Audit Committee has met and held discussions with management and the independent registered public accountants. The Audit Committee has reviewed and discussed the matters required to be discussed by Statement On Auditing Standards No. 61, "Communication with Audit Committees," as amended. The Corporation's independent registered public accountants have provided to the Audit Committee the written disclosures and the letter required by Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee also considered the compatibilities of non-audit services with the accountants' independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Corporation's audited consolidated financial statements contained in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2008. The Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.

The Audit Committee has discussed the overall scope and plans for the audit with the independent accountants selected by the directors. The Audit Committee will meet with the independent accountants, with and without management present, to discuss the results of their examination and the overall quality of the Corporation's financial reporting.

Independent Registered Public Accounting Firms' Fees

During the year ended December 31, 2008, audit fees of $258,000 were paid or accrued to UHY, the Corporation's independent registered public accounting firm. Audit fees for 2008 consisted of (i) audit of the Corporation's annual financial statements, and (ii) reviews of the Corporation's second and third quarterly financial statements. During the years ended December 31, 2008 and 2007, audit fees of $52,000 and $297,000, respectively, were paid or accrued to Eisner, the Corporation's former independent registered public accounting firm. Audit fees for 2008 consisted of (i) review of the Corporation's annual financial statements, and (ii) review of the Corporation's first quarterly financial statement. Audit fees for 2007 consisted of (i) audit of the Corporation's annual financial statements, and (ii) reviews of the Corporation's quarterly financial statements. During the year ended December 31, 2007, audit-related fees of $11,000 were paid or accrued to Eisner.

The Audit Committee of the Board of Directors has considered the absence of non-audit services by the auditors for financial information systems design and implementation and absence of all other non-audit services as compatible with maintaining the auditor's independence.

This report is submitted by the Audit Committee.  Its members are:

                                        Jean Firstenberg, Chairperson
                                        Howard M. Brenner
                                        Gene Jankowski
                                        Howard S. Modlin, ex officio

                       COMPENSATION OF EXECUTIVE OFFICERS


Compensation Discussion and Analysis

All matters concerning executive compensation for Mr. Mulcahy, Chief Executive Officer, and other executive officers are considered by the Corporation's Compensation Committee. The following paragraphs discuss the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and other quantitative information that follows this section.

Our compensation of executives is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations. Our executives' compensation has three primary components - base salary, a yearly cash incentive bonus and stock option awards.

Base Salary. We fix the base salary of each of our executives at a level we believe enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base salaries paid by similarly sized companies and the base salaries of other companies with which we believe we compete for talent. To this end, we subscribe to certain executive compensation surveys and other databases and review them when making a crucial executive hiring decision and annually or at the end of the term of the employment agreement when we review executive compensation.

Cash Incentive Bonus. We designed the cash incentive bonuses for each of our executives to focus the executive on achieving key financial and/or operational objectives within a yearly time horizon, as described in more detail below.

Stock Options. We use stock options when employment agreements are entered into and/or to reward long-term performance; these options are intended to produce value for each executive if the Corporation's performance is outstanding and if the executive has an extended tenure and are also based on availability of options.

We view the three primary components of our executive compensation as related but distinct. Although we review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant, such as the survey data referred to above. We believe that salary and cash incentive bonuses are primary considerations and that stock options are secondary considerations. Except as described below, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive's award to attract and retain that executive.

In addition to the three primary components of compensation described above, we provide our executives with benefits that are generally available to our salaried employees. These benefits include health and medical benefits, flexible spending plans and life insurance. We also provide our executives with severance and certain additional benefits in the event of a change of control of the Corporation, as described in more detail below.

We account for the equity compensation expense for our employees under the rules of SFAS 123R, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. No stock options were awarded during 2008 to any employees, and therefore, the Corporation did not record any related compensation expense. There are no stock option plans currently in effect providing for the grant of new options to employees.

Cash Incentive Bonuses. Yearly cash incentive bonuses for our executives are established as part of their respective individual employment agreements. Each of these employment agreements provides that the executive will receive a cash incentive bonus determined in the discretion of our Board of Directors, based upon the financial performance of the Corporation. These criteria are established by the Compensation Committee and approved by the full Board of Directors at the time the individual employment agreement is entered into and includes specific objectives relating to the achievement of operational and/or financial results. Based on the results of the Corporation, no cash incentive bonuses were paid for the year ended December 31, 2008.

Severance and Change in Control Benefits. Each of our executives has a provision in his/her employment agreement providing for certain severance benefits in the event of termination without cause. The severance provisions are described below in the section entitled "Employment Agreements."

In addition to the severance benefits, Mr. Mulcahy and Ms. Toppi's employment agreements provide for a "Change in Control of Employer" provision, entitling them to terminate the agreement on 75 days prior written notice and receive a lump sum payment, grossed up for taxes if subject to Section 4999 of the Internal Revenue Code of 1986 if such payment is deemed to be an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, and the option of extending his/her agreement for three (3) years at his/her then current salary subject to the cost-of-living adjustment if such Change in Control is approved by Mr. Brandt.

Other Benefits. Our executives are eligible to participate in all of our employee benefit plans, such as medical, group life and disability insurance, pension plan and our 401(k) plan, in each case on the same basis as our other employees. There were no special benefits or perquisites provided to any executive officer in 2008.


Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.


This report is submitted by the Compensation Committee.  Its members are:

                                        Howard S. Modlin, Chairman
                                        Howard M. Brenner
                                        Jean Firstenberg
                                        Gene Jankowski

            EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT

Compensation of Executive Officers

The following table provides certain summary information for the last fiscal year of the Corporation concerning compensation paid or accrued by the Corporation and its subsidiaries to or on behalf of the Corporation's Chief
Executive Officer, Chief Financial Officer, the Named Executive Officers of the
Corporation for 2008 and the management consultant.

Summary Compensation Table
Annual Compensation

<CAPTIONS>
                                                                                    Change in
                                                                                     Pension
                                                                                     Value of
                                                                                   Nonqualified
                                                                    Non-Equity       Deferred
                                                 Stock   Option   Incentive Plan   Compensation     All Other
Name and                       Salary   Bonus   Awards   Awards    Compensation      Earnings     Compensation    Total
Principal Position      Year    ($)      ($)      ($)      ($)         ($)             ($)           ($) (1)       ($)
-----------------------------------------------------------------------------------------------------------------------
Michael R. Mulcahy....  2008  303,590     -        -        -           -               -            25,640     329,230
President and CEO       2007  289,698     -        -        -           -               -            23,768     313,466

Angela D. Toppi.......  2008  193,658     -        -        -           -               -             3,065     196,723
Executive Vice          2007  180,192   7,500      -        -           -               -             2,279     189,971
President, Treasurer,
Secretary and CFO

Al L. Miller..........  2008  160,787  26,867      -        -           -               -             1,393     189,047
Executive Vice          2007  152,385  22,328      -        -           -               -             1,583     176,296
President of
Manufacturing

Thomas F. Mahoney.....  2008  148,136  37,335      -        -           -               -               792     186,263
Senior Vice President   2007  150,000  41,994      -        -           -               -               792     192,786
of Sales

Karl P. Hirschauer....  2008  170,799     -        -        -           -               -             1,303     172,102
Senior Vice President   2007  166,000     -        -        -           -               -             1,374     167,374
of Engineering

Richard Brandt (2)....  2008  300,000     -        -        -           -               -            51,903     351,903
Management Consultant   2007  300,000     -        -        -           -               -            51,413     351,413
-----------------------------------------------------------------------------------------------------------------------

(1) See "All Other Compensation Table" below for further details.
(2) For Mr. Brandt reflects fees paid under a consulting agreement described below in the section entitled "Employment
    Agreements."

All Other Compensation Table

<CAPTIONS>
                              Director
                               and/or                             Total
                              Trustee    Insurance              All Other
                               Fees       Premiums    Other    Compensation
Name                    Year    ($)         ($)      ($) (1)       ($)
---------------------------------------------------------------------------
Michael R. Mulcahy..... 2008   4,500       20,453       687       25,640
Angela D. Toppi........ 2008     500        2,565         -        3,065
Al L. Miller........... 2008       -          856       537        1,393
Thomas F. Mahoney...... 2008       -          792         -          792
Karl P. Hirschauer..... 2008       -          935       368        1,303
Richard Brandt......... 2008   4,500       38,100     9,303       51,903
---------------------------------------------------------------------------

(1) Other consists of personal use of company vehicle and for Mr. Brandt includes a tax equalization payment.

Retirement Plan

The Corporation made a cash contribution of $382,000, which is the minimum required contribution, to the Corporation's retirement plan for 2008 by September 15, 2009 for all eligible employees and the individuals listed in the Summary Compensation Table, except for Mr. Brandt who previously received his benefits and no longer participates.

The Corporation's retirement plan covers all salaried employees over age 21 with at least one year of service who are not covered by a collective bargaining agreement to which the Corporation is a party. The following table presents estimated retirement benefits payable at normal retirement date, which normally is age 65. The amounts shown include estimated Social Security benefits that would be deducted in calculating benefits payable under such Plan.

                      Estimated Annual Retirement Benefits
                        Based on Credited Service Years

<CAPTIONS>
Final Average Salary for
Highest Five of the Ten Years
Preceding Retirement               10        20        30         35         40
-------------------------------------------------------------------------------------
$100,000                        $15,000   $30,000   $45,000   $ 52,500   $ 60,000
 125,000                         18,750    37,500    56,250     65,625     75,000
 150,000                         22,500    45,000    67,500     78,750     90,000
 200,000 (1)                     30,000    60,000    90,000    105,000    120,000 (2)
-------------------------------------------------------------------------------------

(1) $245,000 is the legislated annual cap on compensation.
(2) $195,000 is the maximum legislated annual benefits payable from a qualified pension plan.

As of January 1, 2009, Messrs. Hirschauer, Mahoney, Miller and Mulcahy and Ms. Toppi had 23, 26, 35, 35 and 16 years of credited service, respectively. As of December 31, 2003, the benefit service under the pension plan had been frozen, and, accordingly, no further years of credited service have been allowed and as of April 30, 2009, the benefit under the pension plan has been frozen, and, accordingly, there is no further increase in benefit being accrued.


Certain Transactions

During the year 2008, $300,000 in consulting fees for consulting services rendered by Mr. Brandt was paid by the Corporation to Moving Images, LLC, which is owned by members of his family, which includes Mr. M. Brandt and Mr. T. Brandt, former directors and executive officers of the Corporation, as more fully described below in the section entitled "Employment Agreements." During the year 2008, $146,333 in fees for legal services rendered was paid by the Corporation to the law firm of which Mr. Modlin, a director of the Corporation, is the president.


Employment Agreements

The Corporation has an employment agreement with Mr. Michael R. Mulcahy for a term expiring March 31, 2010, which provides for compensation at the annual rate of $307,151 through March 31, 2010, subject to annual cost-of-living adjustments. Mr. Mulcahy is entitled to receive as a profit participation
2 1/2% of the Corporation's pre-tax consolidated earnings if earnings are $500,000 up to $1,000,000, 3 1/4% of the Corporation's pre-tax consolidated earnings if earnings are over $1,000,000 up to $2,000,000 and 4% of the Corporation's pre-tax consolidated earnings if earnings are over $2,000,000, with a maximum of $150,000 for any fiscal year. Such pre-tax consolidated earnings shall not include any defined extraordinary or unusual items of gain or loss as determined by accounting principles generally accepted in the United States of America to the extent such item exceeds 20% of net book value. The agreement further provides that if Mr. Mulcahy is disabled, the Corporation will pay to him 50% of the salary he is entitled to receive for the duration of the disability during the term, but in no event less than twenty-four (24) months. In the event Mr. Mulcahy dies during the term of said agreement, the

Corporation shall pay to his widow death benefits in an amount equal to 50% of his then annual salary for the immediate preceding fiscal year for twenty-four
(24) months. The Corporation has purchased two life insurance policies in the amount of $500,000 and $75,000 in favor of Mr. Mulcahy's beneficiary. The agreement also provides for supplemental retirement benefits in excess of the limitations on the maximum annual benefits imposed by Section 415 of the Internal Revenue Code of 1986 and if the Pension Plan is discontinued following a Change in Control. The agreement further provides for severance pay equal to 100% of his base salary in effect at time of termination of employment for a period of three (3) years or until his 65th birthday, whichever first occurs, unless he rejects a proposed renewal contract for a term of at least three years and upon the same terms and conditions in effect at such time. The agreement also contains a "Change in Control of Employer" provision, entitling Mr.
Mulcahy to terminate the agreement on 75 days prior written notice and receive a lump sum payment of $1,200,000, grossed up for taxes if subject to Section 4999 of the Internal Revenue Code of 1986 if such payment is deemed to be an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986. Mr. Mulcahy also has the option of extending his agreement for three (3) years through March 31, 2013 at his then current salary subject to the cost-of-living adjustment in the event such Change in Control is approved by Mr. Brandt (or a majority of his sons if he dies or is disabled).

The Corporation has an employment agreement with Ms. Angela D. Toppi that expired and is now on a 30-day basis, which provides for compensation at the annual rate of $200,000. The agreement provides that if Ms. Toppi is disabled, the Corporation will pay to her 50% of the salary she is entitled to receive for the duration of the disability during the term, but in no event less than eighteen (18) months. In the event Ms. Toppi dies during the term of said agreement, the Corporation shall pay to her beneficiary death benefits in an amount equal to 50% of her then annual salary for the immediate preceding fiscal year for the duration of the term, but in no event less than eighteen (18) months. The Corporation will reimburse Ms. Toppi up to $2,500 per annum for the cost of long-term disability insurance and life insurance. The agreement further provides for severance pay equal to 100% of her base salary in effect at time of termination of employment for a period of one (1) year if the Corporation continues a non-compete clause. The agreement also contains a "Change in Control of Employer" provision, entitling Ms. Toppi to terminate the agreement on 75 days prior written notice and receive a lump sum payment of 2.9 times her salary level then in effect, grossed up for taxes if subject to
Section 4999 of the Internal Revenue Code of 1986 if such payment is deemed to be an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986. Ms. Toppi also has the option of extending her agreement for three
(3) years through March 31, 2012 at her then current salary subject to the cost-of-living adjustment if such Change in Control is approved as provided above. The agreement also provides for supplemental retirement benefits in the absence of the Pension Plan in the event of a Change in Control.

The Corporation has an employment agreement with Mr. Al L. Miller that expired and is now on a 30-day basis, which provides for compensation at the annual rate of $161,500. Mr. Miller is entitled to receive a performance bonus and sales override target amount of earnings of $45,000 per annum. Mr. Miller is also entitled to receive as a profit participation 1/2 of 1% of the Corporation's pre-tax consolidated earnings if earnings exceed $500,000, with a maximum of $40,000 for any fiscal year. Such pre-tax consolidated earnings shall not include any defined extraordinary or unusual items of gain or loss as determined by accounting principles generally accepted in the United States of America to the extent such item exceeds 20% of net book value. The agreement provides that if Mr. Miller is disabled, the Corporation will pay to him 40% of the salary he is entitled to receive for the duration of the disability during the term, but in no event less than ninety (90) days. In the event Mr. Miller dies during the term of said agreement, the Corporation shall pay to his beneficiary death benefits in an amount equal to 40% of his then annual salary for the immediate preceding fiscal year for the duration of the term.

The Corporation has an employment agreement with Mr. Thomas F. Mahoney that expired and is now on a 30-day basis, which provides for compensation at the annual rate of $152,000. Mr. Mahoney is entitled to receive a performance bonus and sales override target amount of earnings of $50,000 per annum. Mr. Mahoney is also entitled to receive as a profit participation 1/2 of 1% of the Corporation's pre-tax consolidated earnings if earnings exceed $500,000, with a maximum of $20,000 for any fiscal year. Such pre-tax consolidated earnings shall not include any defined extraordinary or unusual items of gain or loss as determined by accounting principles generally accepted in the United States of America to the extent such item exceeds 20% of net book value. The agreement provides that if Mr. Mahoney is disabled, the Corporation will pay to him 35% of the salary he is entitled to receive for the duration of the disability during the term. In the event Mr. Mahoney dies during the term of said agreement, the Corporation shall pay to his beneficiary death benefits in an amount equal to 35% of his then annual salary for the immediate preceding fiscal year for the duration of the term, or eighteen (18) months, whichever is less.

The Corporation has an employment agreement with Mr. Karl P. Hirschauer for a term expiring March 31, 2010, which provides for compensation at the annual rate of $171,500 through June 30, 2009 and $175,500 through March 31, 2010. Mr.
Hirschauer is entitled to receive as a profit participation 3/8% of 1% of the Corporation's pre-tax consolidated earnings if earnings exceed $500,000, with a maximum of $20,000 for any fiscal year. Such pre-tax consolidated earnings shall not include any defined extraordinary or unusual items of gain or loss as determined by accounting principles generally accepted in the United States of America to the extent such item exceeds 20% of net book value. The agreement provides that if Mr. Hirschauer is disabled, the Corporation will pay to him
35% of the salary he is entitled to receive for the duration of the disability during the term. In the event Mr. Hirschauer dies during the term of said agreement, the Corporation shall pay to his beneficiary death benefits in an amount equal to 35% of his then annual salary for the immediate preceding fiscal year for the duration of the term, but in no event less than eighteen (18) months.

The Corporation has a consulting agreement with Moving Images, LLC, a private company owned by family members of Mr. Richard Brandt, Chairman Emeritus of the Board. The consulting agreement, which replaced a similar agreement with Mr. Brandt, who performs the consulting services on behalf of such company, expires on December 31, 2014. The agreement provides for annual payments of $300,000 through December 31, 2011 and $195,000 through December 31, 2014. The agreement contains graduated bonus provisions based on the Corporation's defined pre-tax consolidated earnings, not to exceed $142,976, subject to cost-of-living adjustments and provides for profit participation of 1 1/2% of the Corporation's defined pre-tax consolidated earnings. Such pre-tax consolidated earnings shall not include any defined extraordinary or unusual items of gain or loss as determined by accounting principles generally accepted in the United States of America to the extent such item exceeds 20% of net book value. The agreement further provides that if Mr. Brandt is disabled or dies during the term of said agreement, the Corporation shall pay to Moving Images, LLC, at his then annual consulting fee in effect, for the remaining term of the agreement. The agreement further provides for severance pay for the term of said agreement equal to his then annual consulting fee in effect at time of termination of employment in a lump sum payment. If there is a "change in control" as defined therein, or if the Corporation fails to elect Mr. Brandt to his present positions, Moving Images, LLC has the right to receive the payments for the balance of the term of its agreement, including certain lump sum payments thereof. Moving Images, LLC agreed to reduce their 2008 fees by $90,406 plus the cost-of-living adjustment.

The foregoing is a summary of the agreements and reference is made to the agreements, each of which has been filed with the SEC, for the full terms thereof.

During 2009, the named executives agreed to a voluntary reduction in their salary for ten months; and during 2008, the named executives agreed to defer their increases for nine months. The named executives and other executives plus Moving Images, LLC agreed to defer their increases for nine months during 2007, for six months during 2006 and for three months during 2005, 2004 and 2003.


Stock Option Plans and Stock Options

The Corporation had an incentive stock option plan, which provided for the grant of incentive stock options at fair market value on date of grant. The plan has expired and no further options may be granted. Options outstanding are exercisable during the period one to 10 years after date of grant and while the holder is in the employ of the Corporation and survive the termination of the plan. The Corporation has a Non-Employee Director Stock Option Plan, which provides for the grant of incentive stock options at fair market value on date of grant, pursuant to which the option set forth below was granted. Options outstanding are exercisable during the period one to six years after date of grant and while a director. There were no stock options granted in fiscal 2008 to the named executive officers or the management consultant.

The following table sets forth information as to the named executive officers and the management consultant with respect to the value realized on exercise of stock options, and (iii) fiscal year end option values.

                           Aggregate Option Exercises in Last Fiscal Year
                                 And Fiscal Year End Option Values

<CAPTIONS>
                                                          Number of        Value of Unexercised In-the-
                                                     Unexercised Options   Money Options at Fiscal Year
                             Option Exercises         at Fiscal Year End            End ($) (1)
                       ----------------------------  --------------------------------------------------
                       Shares Acquired    Value          Exercisable/              Exercisable/
Name                     on Exercise    Realized($)     Unexercisable              Unexercisable
-------------------------------------------------------------------------------------------------------
Michael R. Mulcahy...        None           -             5,000 / -                    - / -
Angela D. Toppi......        None           -             5,000 / -                    - / -
Richard Brandt (2)...        None           -            12,500 / -                    - / -
Thomas F. Mahoney....        None           -             2,500 / -                    - / -
-------------------------------------------------------------------------------------------------------

(1) Market value of underlying securities at fiscal year end, minus the exercise price.
(2) 10,000 of Mr. Brandt's stock options were granted under a Non-Statutory Stock Option Agreement, which provided for the grant ofincentive stock options at fair market value of the Common Stock on date of grant.  Options outstanding are exercisable during the period one to 10 years after date of grant.  2,500 of the stock options were granted under the Non-Employee Director Stock Option
    Plan.  See the section above entitled "Non-Employee Director Stock Option Plan" for a description of the plan.

                     FIVE-YEAR CORPORATE PERFORMANCE GRAPH

The following graph compares the Corporation's total stockholder return over the five fiscal years ended December 31, 2008 with the Amex Composite Index ("XAX"), the Total Return Index for American Stock Exchange US ("AMEX US") and the Russell 2000 Index ("RUSSELL 2000"). The NYSE Amex has ceased to track the AMEX US, therefore the Corporation selected the XAX as the broad market index. The stockholder return shown on the graph as "TLX" is not intended to be indicative of future performance of the Corporation's Common Stock.

                  COMPARATIVE FIVE YEAR TOTAL RETURNS *

Trans-Lux Corporation, Amex Composite Index, AMEX US Total Return Index,
Russell 2000 Index**

<CAPTIONS>
                  2003      2004      2005      2006      2007      2008
------------------------------------------------------------------------
XAX             100.00    122.22    149.89    175.23    205.33    119.09
AMEX US         100.00    115.54    125.04    145.10    150.43       N/A
RUSSELL 2000    100.00    117.00    120.88    141.55    137.55     89.68
TLX             100.00    124.47     94.94    128.63    104.40     12.56
------------------------------------------------------------------------

*    Cumulative total return assumes reinvestment of dividends.
** Peer group consists of the RUSSELL 2000. Assumes $100 investment at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in TLX Common Stock, XAX, AMEX US and RUSSELL 2000.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The Corporation's executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the SEC and the NYSE Amex. Copies of those reports must also be furnished to the Corporation.

Based solely on a review of the copies of reports furnished to the Corporation for the year ended December 31, 2008, the Corporation's executive officers and directors have complied with the Section 16(a) filing requirements.


                  STOCKHOLDER PROPOSALS - 2010 ANNUAL MEETING

If any stockholder desires to submit a proposal for action at the 2010 annual meeting, such proposal must be received by the Corporation's Corporate Secretary on or before December 26, 2009. Nominations for directors at the 2010 annual meeting by stockholders must be in accordance with Article 4(c) of the Corporation's By-Laws and received on or before February 4, 2010.


                              COST OF SOLICITATION

The cost of preparing and mailing material in connection with the solicitation of proxies is to be borne by the Corporation. Solicitation will be made by the Corporation's regular employees in the total approximate number of 10. Solicitation will be made by mail, telephone and in person.


                                        By Order of the Board of Directors


                                             Angela D. Toppi
                                           Corporate Secretary



Dated:  Norwalk, Connecticut
        October 23, 2009

                                                                     APPENDIX A



                          CERTIFICATE OF INCORPORATION

                   ARTICLE FOURTH, PARAGRAPH A, SECTION IV(a)
                               CONVERSION RIGHTS
                          PROPOSED NEW SUBSECTION (e)


(e) Notwithstanding anything contained in this Section IV, subsection (a), pursuant to the affirmative vote of a voting majority of the shares of the Common Stock and of a voting majority of the shares of the Class B Stock, each voting separately as a class as provided in Paragraph A II(b) of this Article FOURTH at the 2009 Annual Meeting of Stockholders, immediately upon the filing of a certificate of amendment containing this subsection (e), each share of Class B Stock shall be converted into 1.3 shares of Common Stock (e.g. a certificate for 100 shares of Class B Stock shall thereupon and thereafter be deemed to represent 130 shares of Common Stock). Fractional shares shall be valued based on the average of the daily closing price of the Common Stock on the five trading days immediately preceding the date of the 2009 Annual Meeting on which sales took place.

                                                                     APPENDIX B



                             TRANS-LUX CORPORATION

                  1989 Non-Employee Director Stock Option Plan
               (As amended at the Board of Directors Meeting held
           September 25, 2009 and subject to approval by stockholders at the 2009 Annual Meeting.)

1. Purpose: The purpose of this Plan is to enable the Corporation to attract and keep non-employee persons of requisite business experience to serve on the Board of Directors of the Corporation by offering them an opportunity to participate in the growth and development of the Corporation through stock ownership, and to thereby provide additional incentive for them to promote the success of the business.

2. Stock Subject to the Plan: The shares of stock to be offered pursuant to this Plan shall be shares of the Corporation's authorized common capital stock, and may be unissued shares or reacquired shares. The aggregate number of shares which may be delivered upon exercise of all options granted under the Plan shall not be more than 30,000 shares, subject to adjustment as provided in the Plan. Shares subject to but not delivered under any option terminating or expiring for any reason prior to the exercise thereof by the optionee in full shall be deemed available for options thereafter granted during the continuance of the Plan.

3. Administration of the Plan: The Compensation Committee of the Board of Directors (hereinafter called "Committee"), subject to the provisions of the Plan, shall have plenary authority in its sole discretion to interpret the Plan; and to prescribe, amend, and rescind rules and regulations relating to it.

4. Non-Employee Directors to Whom Options May be Granted: Subject to the terms and conditions set forth herein, the Corporation:

        (a) hereby grants to each new Non-Employee Director who becomes a member of the Board following September 25, 2009, options to purchase shares based on the following schedule of Years of Service which each such person has served as a member of the Board.

        Years of Service    No. of Options (Cumulative)
        ----------------    ---------------------------
        Less than 5              500
         5 or more             1,000
        10 or more             1,500
        20 or more             2,500

        (b) shall grant to each Non-Employee Director who receives an option hereunder an option to purchase additional shares based on the following schedule of Years of Service which each such person has served as a member of the Board after the Effective Date.

        Years of Service    No. of Options (Non-Cumulative)
        ----------------    -------------------------------
         5th full year           500
        10th full year           500
        20th full year         1,000

        (c) shall grant to each Non-Employee Director who is hereafter elected to the Board an option to purchase 500 shares on the date of election to the Board. Such persons shall also be entitled to the grant of options in accordance with (b) above.

For purposes hereof, Year of Service shall mean a calendar year or aggregate portions thereof during which a Director is a Non-Employee Director. A Non-Employee Director shall mean a person who is or becomes a Director of the Corporation and is not an employee of the Corporation.

        (d) shall grant to each Non-Employee Director additional options to purchase additional shares in an amount equal to (i) the number of options granted under Section 4(a) (x) which have previously expired, on the effective date of this amendment to the Plan, or (y) which hereafter expire, on the date of expiration of such option, and (ii) which were heretofore exercised or hereafter are exercised, on the later to occur of (x) four (4) years from the date of grant, (y) the date of exercise of such exercised option or (z) the effective date of this amendment to the Plan.

5. Option Price: The purchase price of the shares of Common Stock which shall be covered by each option shall be 100% of the fair market value of such shares as of the date of the granting of the option. Such fair market value shall be deemed to be the mean of the high and low prices of the Common Stock of this Corporation as quoted on a national securities exchange(s) on the day on which the option shall be granted and such option by its terms shall not be exercisable after the expiration of six (6) years from the date such option is granted.

6.  Duration of Options:  The duration of each option shall be not more than six
(6) years from the date of the granting thereof, but may be for a lesser term as shall be fixed by the Board of Directors, but shall be subject to earlier termination as hereinafter provided.

7. Exercise of Options: An option when and after it becomes exercisable may be exercised at any time, or from time to time during its term as to any part of or all of the shares which shall be optioned, provided, however, that:

        (a) an option may not be exercised as to less than 100 shares at any one time (or the remaining shares then purchasable under the option if the same be less than 100 shares);

        (b) the purchase price of the shares as to which an option shall be exercised shall be paid in full in cash and/or by delivery of Common Stock of the Corporation valued at the fair market value of such Common Stock as determined in paragraph 5 on the date of exercise;

        (c) each option shall be subject to the following additional conditions precedent and restrictions thereon with respect to its exercise:

            (i) Each Non-Employee Director to whom an option is granted under the Plan must remain as a Director of the Corporation for one year from the date the option is granted or such shorter period as permitted by the Committee before he shall have the right to exercise any part thereof. Thereafter all or any part of the shares covered by each option may be purchased at any time or from time to time during the option period, provided, however, that no option may be exercised unless the optionee is at the time of such exercise a Director of the Corporation.

            (ii) No option shall be transferable by an optionee otherwise than by Will or by the laws of descent and distribution and is exercisable during optionee's lifetime only by the optionee.

            (iii) Each optionee shall agree that optionee will purchase the optioned shares for investment and not with any present intention to resell the shares.

            (iv) No shares acquired on exercise of options may in any event be sold or otherwise disposed of for value within six (6) months of the date of grant of the options whether or not the shares are registered under the Securities Act of l933 except on a sale to the Corporation in accordance with Rule l6b-3(d) and (e).

8.  Limitations on Participation:

        (a) If an optionee shall cease to be a Director of the Corporation for any reason (other than death or disability), he may, but only within the 90 days next succeeding such cessation of directorship, exercise his option to the extent that he was entitled to exercise it at the date of such cessation, unless he was removed for cause by the stockholders. If an optionee shall be removed for cause, his option shall terminate on the date of such removal and he shall forfeit any and all rights which may have accrued prior thereto. All options to the extent not exercisable on the date of cessation of directorship shall be forfeited.

        (b) In the event of death of an optionee while a Director of the Corporation, the option theretofore granted to him shall be exercisable only within nine months next following the date of his death by the person or persons to whom the optionee's rights under the option shall pass by the optionee's Will or the laws of descent and distribution, or within six months after the date of the appointment of an administrator or executor of the estate of such optionee, whichever date shall sooner occur, and then only if and to the extent that he was entitled to exercise it at the date of his death, provided, however, that he shall be deemed to be so entitled even if such death shall have taken place prior to the expiration of one year from the date of the granting of the option, anything in this Plan to the contrary notwithstanding.

        (c) In the event that an optionee becomes permanently and totally disabled and resigns as a Director, the optionee may, but only within one year next succeeding the day of the commencement of such disability, exercise his option to the extent that he was entitled to exercise his option, but in no event after the expiration of the option. For this purpose, an optionee shall be considered permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. An optionee shall not be considered to be permanently and totally disabled unless he furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee may require. The Committee's determination of whether the optionee is permanently and totally disabled shall be final and absolute, and shall not be subject to question by the optionee, a representative of the optionee, or the Corporation.

9. Adjustments Upon Changes in Capitalization: In the event of changes in the outstanding Common Stock of the Corporation by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, or liquidations, the number and class of shares available under the Plan and the aggregate and the maximum number of shares as to which options may be granted to any Non-Employee Director shall be correspondingly adjusted by the Committee. No adjustment shall be made in the minimum number of shares which may be purchased at any time.

10. Effectiveness of the Plan: The Plan, as amended, shall be extended to December 31, 2019, provided that:

        (a) if not previously listed, the shares of the Common Stock reserved for the Plan shall have been duly listed, upon official notice of issuance, upon the national exchange whereon they are traded and registered under the Securities Exchange Act of 1934, as amended; and

        (b) the Board of Directors shall have been advised by counsel that all applicable legal requirements have been complied with; and

        (c) the stockholders shall approve the amendment extending the Plan to December 31, 2019.

Notwithstanding the foregoing, if all conditions are satisfied or inapplicable, the effective date of the amendment shall be the date of approved by the stockholders.

11. Time of Granting Options: Whenever a director is eligible under paragraph 4 for the receipt of an option, the Corporation shall forthwith send notice thereof to the designee. The date of eligibility shall be the date of granting the option to such participant for all purposes of this Plan. The notice shall be in the form of a Grant approved by the Board of Directors of this Corporation.

12. Termination and Amendment of the Plan: The Plan shall terminate on December 31, 2019, and an option shall not be granted under the Plan after that date. The Board of Directors may at any time, or from time to time, modify or amend the Plan including the form of option agreement, in such respects as it shall deem advisable in order that options shall conform to any change in the law, or in any other respects.


                                           By Order of the Board of Directors

                                                  TRANS-LUX CORPORATION

                                 TRANS-LUX (R)

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT


                               DECEMBER 11, 2009
                              NORWALK, CONNECTICUT

PROXY
                             TRANS-LUX CORPORATION

               ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 11, 2009
                  (SOLICITED ON BEHALF OF BOARD OF DIRECTORS)

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of TRANS-LUX CORPORATION hereby constitutes and appoints MICHAEL R. MULCAHY and HOWARD S. MODLIN, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote for and in the name, place and stead of the undersigned, at the Annual Meeting of the Stockholders of said Corporation, to be held at Norwalk Community College, East Campus, Room 230, 188 Richards Avenue, Norwalk, Connecticut, 06854 on December 11, 2009 at 10:00 A.M., and at any adjournment thereof, the number of votes the undersigned would be entitled to cast if present for the following matters and, in their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof:

Directors recommend vote FOR Items 1, 2a, 2b, 3 and 4

Item 1   FOR   AGAINST   ABSTAIN     Amend the Corporation's Certificate of
        ____    ____      ____       Incorporation to provide for the automatic
        \___\   \___\     \___\      conversion of each share of Class B Stock
                                     into 1.3 shares of Common Stock as provided in a Settlement Agreement.

Item 2a  FOR  WITHHELD               Election of Angela D. Toppi to serve as a
         ____    ____                director for a three-year term, until her
         \___\   \___\               successor is elected and shall have
                                     qualified.

Item 2b  FOR  WITHHELD               Election of George W. Shiele to serve as a
         ____    ____                director for a two-year term, and Glenn J.
         \___\   \___\               Angiolillo, and Salvatore J. Zizza to serve
                                     as directors for a three-year term, until their successors are elected and shall have qualified.

                                     Authority is withheld with respect to the
                                     following nominee(s).
                                     ________________________________
                                     ________________________________


Item 3   FOR   AGAINST   ABSTAIN     Amend the 1989 Non-Employee Director Stock
        ____    ____      ____       Option Plan to extend the Plan to 2019.
        \___\   \___\     \___\

Item 4   FOR   AGAINST   ABSTAIN     Ratify the retention of UHY LLP as the
        ____    ____      ____       independent registered accounting firm for
        \___\   \___\     \___\      the Corporation for the ensuing year.

                  (Continued and to be signed on other side.)

                          (Continued from other side.)


UNLESS YOU SPECIFY OTHERWISE, THIS PROXY WILL BE VOTED "FOR" ITEM 1, THE AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION, "FOR" ITEMS 2a AND 2b, THE ELECTION OF THE NOMINEES FOR DIRECTORS, "FOR" ITEM 3, AMENDMENT TO THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN AND "FOR" ITEM 4, RETENTION OF UHY LLP AS THE CORPORATION'S INDEPENDENT ACCOUNTING FIRM.


A majority of said attorneys and proxies, or their substitutes at said meeting, or any adjournment thereof, may exercise all of the powers hereby given. Any proxy to vote any of the shares with respect to which the undersigned is or would be entitled to vote, heretofore given to any person or persons other than the persons named above, is hereby revoked.

IN WITNESS WHEREOF, the undersigned has signed and sealed this proxy and hereby acknowledges receipt of a copy of the notice of said meeting and proxy statement in reference thereto, both dated October 23, 2009.


                                     Dated:__________________, 2009


                                     ________________________ (L.S.)
                                     Stockholder(s) Signature


                                     ________________________ (L.S.)

                                     NOTE: This proxy properly filled in, dated and signed, should be returned immediately in the enclosed postpaid envelope to TRANS-LUX CORPORATION, 26 Pearl Street, Norwalk, Connecticut 06850. If the signer is a corporation, sign in full the corporate name by a duly authorized officer. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.